                                                                           Tab 1

                          AGREEMENT AND PLAN OF MERGER

                          dated as of February 1, 1999

                                  by and among

                          NEW ENGLAND ELECTRIC SYSTEM,

                               RESEARCH DRIVE LLC

                                       and

                          EASTERN UTILITIES ASSOCIATES

                                TABLE OF CONTENTS

                                                                           Page
                                                                            No.

                                    ARTICLE I
          THE MERGER.........................................................  1

1.01      The Merger.........................................................  1
1.02      Effective Time.....................................................  1
1.03      Effects of the Merger..............................................  2

                                   ARTICLE II
          CONVERSION OF SHARES...............................................  2

2.01      Conversion of Capital Stock........................................  2
2.02      Surrender of Shares................................................  3
2.03      Withholding Rights.................................................  4

                                   ARTICLE III
          THE CLOSING........................................................  4

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF EUA..............................  5

4.01      Organization and Qualification.....................................  5
4.02      Capital Stock......................................................  6
4.03      Authority..........................................................  7
4.04      Non-Contravention; Approvals and Consents..........................  7
4.05      SEC Reports, Financial Statements and Utility Reports..............  8
4.06      Absence of Certain Changes or Events...............................  9
4.07      Legal Proceedings..................................................  9
4.08      Information Supplied...............................................  9
4.09      Compliance......................................................... 10
4.10      Taxes.............................................................. 10
4.11      Employee Benefit Plans; ERISA...................................... 12
4.12      Labor Matters...................................................... 14
4.13      Environmental Matters.............................................. 15
4.14      Regulation as a Utility............................................ 17
4.15      Insurance.......................................................... 17
4.16      Nuclear Facilities................................................. 18
4.17      Vote Required...................................................... 18
4.18      Opinion of Financial Advisor....................................... 18

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                                                                            Page
                                                                             No.

4.19      Ownership of NEES Common Shares.................................... 18
4.20      State Anti-Takeover Statutes....................................... 18
4.21      Year 2000.......................................................... 19
4.22      EUA Associates..................................................... 19

                                    ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF NEES............................. 19

5.01      Organization and Qualification..................................... 19
5.02      Authority.......................................................... 20
5.03      Capital Stock...................................................... 20
5.04      Non-Contravention; Approvals and Consents.......................... 20
5.05      Information Supplied............................................... 21
5.06      Compliance......................................................... 21
5.07      Financing.......................................................... 22
5.08      No Vote Required................................................... 22
5.09      Ownership of EUA Shares............................................ 22
5.10      Merger with The National Grid Group plc............................ 22

                                   ARTICLE VI
                    COVENANTS................................................ 22

6.01      Covenants of EUA................................................... 22
6.02      Covenants of NEES.................................................. 28
6.03      Additional Covenants by NEES and EUA............................... 29

                                   ARTICLE VII
                    ADDITIONAL AGREEMENTS.................................... 30

7.01      Access to Information.............................................. 30
7.02      Proxy Statement.................................................... 31
7.03      Approval of Shareholders........................................... 31
7.04      Regulatory and Other Approvals..................................... 31
7.05      Employee Benefit Plans............................................. 32
7.06      Labor Agreements and Workforce Matters............................. 34
7.07      Post Merger Operations............................................. 34
7.08      No Solicitations................................................... 35
7.09      Directors' and Officers' Indemnification and Insurance............. 36
7.10      Expenses........................................................... 37
7.11      Brokers or Finders................................................. 37
7.12      Anti-Takeover Statutes............................................. 38
7.13      Public Announcements............................................... 38

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                                                                            Page
                                                                             No.

7.14      Restructuring of the Merger........................................ 38

                                  ARTICLE VIII
          CONDITIONS......................................................... 39

8.01      Conditions to Each Party's Obligation to Effect the Merger......... 39
8.02      Conditions to Obligation of NEES and LLC to Effect the Merger...... 39
8.03      Conditions to Obligation of EUA to Effect the Merger............... 40

                                   ARTICLE IX
          TERMINATION, AMENDMENT AND WAIVER.................................. 41

9.01      Termination........................................................ 41
9.02      Effect of Termination.............................................. 43
9.03      Termination Fees................................................... 43
9.04      Amendment.......................................................... 44
9.05      Waiver............................................................. 44

                                    ARTICLE X
          GENERAL PROVISIONS................................................. 44

10.01     Non-Survival of Representations, Warranties, Covenants and
          Agreements......................................................... 44
10.02     Notices............................................................ 44
10.03     Entire Agreement; Incorporation of Exhibits........................ 46
10.04     No Third Party Beneficiary......................................... 46
10.05     No Assignment; Binding Effect...................................... 46
10.06     Headings........................................................... 47
10.07     Invalid Provisions................................................. 47
10.08     Governing Law...................................................... 47
10.09     Enforcement of Agreement........................................... 47
10.10     Certain Definitions................................................ 47
10.11     Counterparts....................................................... 48
10.12     WAIVER OF JURY TRIAL............................................... 48

                            GLOSSARY OF DEFINED TERMS

          The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"1935 Act"                             --              Section 4.05(b)
"Adjustment Date"                      --              Section 2.01(c)
"Affected Employees"                   --              Section 7.05(a)
"affiliate"                            --              Section 10.11(a)
"Agreement"                            --              Preamble
"Alternative Proposal"                 --              Section 7.08
"beneficially"                         --              Section 10.10(b)
"business day"                         --              Section 10.10(c)
"Canceled Shares"                      --              Section 2.02(b)
"Certificates"                         --              Section 2.02(b)
"Closing"                              --              Article III
"Closing Agreement"                    --              Section 4.10(j)
"Closing Date"                         --              Article III
"Code"                                 --              Section 2.03
"Confidentiality Agreement"            --              Section 7.01
"Constituent Entities"                 --              Section 1.01
"Contracts"                            --              Section 4.04(a)
"control," "controlling,"
     "controlled by" and
     "under common control with"       --              Section 10.10(a)
"DOE"                                  --              Section 4.05(b)
"Effective Time"                       --              Section 1.02
"Environmental Claim"                  --              Section 4.13(f)(i)
"Environmental Laws"                   --              Section 4.13(f)(ii)
"Environmental Permits"                --              Section 4.13(b)
"ERISA"                                --              Section 4.11(a)
"ERISA Affiliate"                      --              Section 4.11(c)
"EUA"                                  --              Preamble
"EUA Associates"                       --              Section 4.01(b)
"EUA Employee Agreements"              --              Section 7.05(d)(ii)
"EUA Executives"                       --              Section 7.05(d)(ii)
"EUA Shares"                           --              Preamble
"EUA Disclosure Letter"                --              Section 4.01(a)
"EUA Employee Benefit Plans"           --              Section 4.11(a)
"EUA Financial Statements"             --              Section 4.05(a)
"EUA Nuclear Facilities"               --              Section 4.16
"EUA Material Adverse Effect"          --              Section 4.01(a)
"EUA Required Consents"                --              Section 4.04(a)
"EUA Required Statutory Approvals"     --              Section 4.04(b)
"EUA SEC Reports"                      --              Section 4.05(a)

"EUA Shareholders' Approval"           --              Section 7.03
"EUA Shareholders' Meeting"            --              Section 7.03
"EUA Significant Subsidiary"           --              Section 7.08
"EUA Shares"                           --              Preamble
"EUA Trust Agreement"                  --              Section 1.03
"EUA Voting Debt                       --              Section 4.02(d)
"Evaluation Material"                  --              Section 7.01(a)
"Exchange Act"                         --              Section 4.05(a)
"Exchange Fund"                        --              Section 2.02(a)
"Extended Termination Date"            --              Section 9.01(b)
"FCC"                                  --              Section 4.05(b)
"FERC"                                 --              Section 4.05(b)
"Final Order"                          --              Section 8.01(d)
"Governmental Authority"               --              Section 4.04(a)
"Hazardous Materials"                  --              Section 4.13(f)(iii)
"HSR Act"                              --              Section 7.04(a)
"Indemnified Liabilities"              --              Section 7.09(a)
"Indemnified Party"                    --              Section 7.09(a)
"Indemnified Parties"                  --              Section 7.09(a)
"Information Systems"                  --              Section 4.21
"Initial Termination Date"             --              Section 9.01(b)
"IRS"                                  --              Section 4.10(m)
"knowledge"                            --              Section 10.11(d)
"laws"                                 --              Section 4.04(a)
"Lien"                                 --              Section 4.02(b)
"LLC"                                  --              Preamble
"Massachusetts Secretary"              --              Section 1.02
"Merger"                               --              Preamble
"Merger Consideration"                 --              Section 2.01(b)(ii)
"MGL"                                  --              Section 1.01
"National Grid Group"                  --              Section 5.10
"National Grid Merger Agreement"       --              Section 5.10
"NEES"                                 --              Preamble
"NEES Disclosure Letter"               --              Section 5.03
"NEES Material Adverse Effect"         --              Section 5.01
"NEES-EUA Regulatory Approvals"        --              Section 7.04(b)
"NEES-EUA Regulatory Proceedings"      --              Section 7.04(c)
"NEES Required Consents"               --              Section 5.04(a)
"NEES Required Statutory Approvals"    --              Section 5.04(b)
"NEES-NGG Regulatory Approvals"        --              Section 7.04(c)
"NEES-NGG Regulatory Proceedings"      --              Section 7.04(c)
"NEES-NGG Required Statutory Approvals"--              Section 7.04
"NEES-NGG Transactions"                --              Section 7.04
"NEES Shares"                          --              Section 5.03

"NEES Trust Agreement"                 --              Section 5.01
"NGG Circular"                         --              Section 7.02
"NRC"                                  --              Section 4.05(b)
"Options"                              --              Section 4.02(a)
"orders"                               --              Section 4.04(a)
"Out-of-Pocket Expenses"               --              Section 9.03(a)
"Paying Agent"                         --              Section 2.02(a)
"PBGC"                                 --              Section 4.11(g)
"person"                               --              Section 10.11(e)
"Per Share Amount"                     --              Section 2.01(b)(ii)
"Post Closing Plans"                   --              Section 7.05(b)
"Proxy Statement"                      --              Section 4.08(a)
"Release"                              --              Section 4.13(f)(iv)
"Representatives"                      --              Section 10.11(f)
"SEC"                                  --              Section 4.05(a)
"Securities Act"                       --              Section 4.05(a)
"Subsidiary"                           --              Section 10.11(g)
"Surviving Entity"                     --              Section 1.01
"Tax Ruling"                           --              Section 4.10(j)
"Taxes"                                --              Section 4.10
"Tax Return"                           --              Section 4.10
"US GAAP"                              --              Section 4.05(a)
"Yankee Companies"                     --              Section 4.16
"Y2K Consultant"                       --              Section 6.01(o)

          This AGREEMENT AND PLAN OF MERGER, dated as of February 1, 1999 (this "Agreement"), is made and entered into by and among NEW ENGLAND ELECTRIC SYSTEM, a Massachusetts business trust ("NEES"), RESEARCH DRIVE LLC ("LLC"), a Massachusetts limited liability company which is directly and indirectly wholly owned by NEES, and EASTERN UTILITIES ASSOCIATES, a Massachusetts business trust ("EUA").

          WHEREAS, the Board of Directors of NEES, the Board of Trustees of EUA and the members of LLC have each determined that it is advisable and in the best interests of their respective shareholders and members to consummate, and have approved, the business combination transaction provided for herein in which LLC would merge with and into EUA, with EUA being the surviving entity (the "Merger"), pursuant to the terms and conditions of this Agreement, as a result of which NEES will own, directly or indirectly, all of the issued and outstanding common shares of EUA (the "EUA Shares");

          WHEREAS, NEES, LLC and EUA desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

          1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), LLC shall be merged with and into EUA in accordance with Section 2 of Chapter 182 and Section 59 of Chapter 156C of the Massachusetts General Laws ("MGL"). At the Effective Time, the separate existence of LLC shall cease and EUA shall continue as the surviving entity in the Merger. EUA, after the Effective Time, is sometimes referred to herein as the "Surviving Entity" and EUA and LLC are sometimes referred to herein as the "Constituent Entities". The effect and consequences of the Merger shall be as set forth in Article II.

          1.02 Effective Time. Subject to the provisions of this Agreement, on the Closing Date (as defined in Article III), a certificate of merger shall be executed and filed by EUA and LLC with the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Secretary"). The Merger shall become effective at the time of the filing of the certificate of merger relating to the Merger with the Massachusetts Secretary, or at such later time as is specified in the certificate of merger (such date and time being referred to herein as the "Effective Time").

          1.03 Effects of the Merger. At the Effective Time, the Agreement and Declaration of Trust of EUA (the "EUA Trust Agreement") as in effect immediately prior to the Effective Time shall be the agreement and declaration of trust of the Surviving Entity, until thereafter amended as provided by law and such agreement and declaration of trust. Subject to the foregoing, the additional effects of the Merger shall be as provided in the applicable provisions of
Section 2 of Chapter 182 of the MGL and Section 62 of the Limited Liability Company Act of Massachusetts.


                                   ARTICLE II
                              CONVERSION OF SHARES

          2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

               (a) Membership Interests of LLC. Each one percent of the issued and outstanding membership interests in LLC shall be converted into one transferable certificate of participation or share of the Surviving Entity.

               (b)  Conversion of EUA Shares.

                    (i) Cancellation of Treasury Shares and Shares Owned by NEES and Subsidiaries. All EUA Shares that are owned by EUA as treasury shares and any EUA Shares owned by NEES or any other wholly owned Subsidiary (as defined in Section 10.11) of NEES shall be canceled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.

                    (ii) Conversion of EUA Shares. Each EUA Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)(i)) shall be canceled and converted in accordance with the provisions of this Section 2.01 into the right to receive cash in the amount (the "Per Share Amount") of $31.00 as such amount may hereafter be adjusted in accordance with Section 2.01(c) hereof (the "Merger Consideration"), payable, without interest, to the holder of such EUA Share, upon surrender, in the manner provided in Section 2.02 hereof, of the certificate formerly evidencing such share.

               (c) Adjustment in Amount of Merger Consideration. In the event that the Closing Date shall not have occurred on or prior to the date that is the six (6) month anniversary of the date on which EUA Shareholders' Approval is obtained (the "Adjustment Date"), the Per Share Amount shall be increased, for each day after the Adjustment Date up to and including the day which is one day prior to the earlier of the Closing Date and the Extended Termination Date, by an amount equal to $0.003.

          2.02 Surrender of Shares. (a) Deposit with Paying Agent. Prior to the Effective Time, NEES shall designate a bank or trust company reasonably acceptable to EUA to act as agent (the "Paying Agent") for the benefit of the holders of EUA Shares in connection with the Merger to receive the funds to which holders of EUA Shares shall become entitled pursuant to Section 2.01(b)(ii) (the "Exchange Fund"). From time to time at, immediately prior to or after the Effective Time, NEES or LLC shall make or cause to be made available to the Paying Agent immediately available funds in amounts and at the times necessary for the payment of the Merger Consideration upon surrender of Certificates (as defined in Section 2.02(b)) in accordance with Section 2.02(b), it being understood that any and all interest or other income earned on funds made available to the Paying Agent pursuant to this Section 2.02(a) shall belong to and shall be paid (at the time provided for in Section 2.02(e)) as directed by NEES or LLC. Any such funds deposited with the Paying Agent by NEES shall be invested by the Paying Agent as directed by NEES or LLC.

               (b) Exchange Procedure. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding EUA Shares (the "Canceled Shares") that were canceled and became instead the right to receive the Merger Consideration pursuant to Section 2.01(b)(ii): (i) a letter of transmittal in such form as NEES and EUA may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate or Certificates to the Paying Agent for cancellation (or to such other agent or agents as may be appointed by NEES and are reasonably acceptable to EUA), together with a duly executed letter of transmittal and such other documents as the Paying Agent shall require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each EUA Share formerly evidenced by such Certificate which such holder has the right to receive pursuant to Section 2.01(b)(ii). In the event of a transfer of ownership of Canceled Shares which is not registered in the transfer records of EUA, the Merger Consideration in respect of such Canceled Shares may be given to the transferee thereof if the Certificate or Certificates representing such Canceled Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. At any time after the Effective Time, each Certificate shall be deemed to represent only the right to receive the Merger Consideration subject to and upon the surrender of such Certificate as contemplated by this Section
2.02. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to Section 2.01(b)(ii).

               (c) No Further Ownership Rights in EUA Shares. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of Section 2.01(b)(ii) shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to EUA Shares represented thereby. From and after the Effective Time, the share transfer books of EUA shall be closed and there shall be no further registration of transfers thereon of EUA Shares which were outstanding immediately prior to the Effective Time.

If, after the Effective Time, Certificates are presented to NEES for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

               (d) Lost, Stolen or Destroyed Certificates. In the event any owner of any Certificate shall claim that such Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of such Certificate and delivery of that affidavit to the Paying Agent and, if required by NEES or LLC, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against NEES, EUA or the Surviving Entity with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable upon due surrender of, and deliverable pursuant to this
Section 2.02 in respect of, EUA Shares to which such Certificate relates.

               (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of EUA for one (1) year after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any Shareholders of EUA who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Entity (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Consideration payable upon due surrender of the Certificates held by them. None of NEES, LLC or the Surviving Entity shall be liable to any former holder of EUA Shares for the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.03 Withholding Rights. Each of the Surviving Entity and NEES shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of EUA Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or NEES, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of EUA Shares in respect of which such deduction and withholding was made by the Surviving Entity or NEES, as the case may be.


                                   ARTICLE III
                                   THE CLOSING

          The closing of the Merger and other transactions contemplated hereby (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., local time, on the second business day following satisfaction or waiver (where applicable) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF EUA

          EUA represents and warrants to NEES and LLC as follows:

          4.01 Organization and Qualification. (a) EUA is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of EUA's Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. As used in this Agreement, the term "EUA Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of EUA and its Subsidiaries taken as a whole. Each of EUA and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. Section
4.01 of the letter dated the date hereof and delivered to NEES and LLC by EUA concurrently with the execution and delivery of this Agreement (the "EUA Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary of EUA, (ii) such Subsidiary's authorized capital stock, (iii) the number of issued and outstanding shares of capital stock of such Subsidiary and (iv) the number of shares of such Subsidiary held of record by EUA. EUA has previously delivered to NEES correct and complete copies of the EUA Trust Agreement and the certificate or articles of organization or incorporation and bylaws (or other comparable charter documents) of its Subsidiaries.

               (b) Section 4.01 of the EUA Disclosure Letter sets forth a description as of the date hereof, of all EUA Associates, including (i) the name of each such entity and EUA's interest therein and (ii) a brief description of the principal line or lines of business conducted by each such entity. For purposes of this Agreement "EUA Associates" shall mean any corporation or other entity (including partnerships and other business associations) that is not a Subsidiary of EUA in which EUA and/or one or more of its Subsidiaries, directly or indirectly, owns an equity interest (other than short-term investments in the ordinary course of business) if such corporation or other entity (including partnerships and other business associations) contributes five percent or more of EUA's consolidated revenues, assets, income or costs.

          4.02 Capital Stock. (a) The authorized equity securities of EUA consists of 36,000,000 EUA Shares, of which 20,435,997 shares were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, no EUA Shares were held in the treasury of EUA. Since such date there has been no change in the sum of the issued and outstanding EUA Shares. All of the issued and outstanding EUA Shares are duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as described in Section 4.02 of the EUA Disclosure Letter, on the date hereof there are no outstanding subscriptions, options, warrants, rights (including share appreciation rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating EUA or any of its Subsidiaries to issue or sell any shares of equity securities of EUA or to grant, extend or enter into any Option with respect thereto. The EUA Disclosure Letter sets forth all capital stock authorized, issued and outstanding at subsidiary levels as of the close of business on January 29, 1999.

               (b) Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of EUA are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by EUA or a Subsidiary, which is wholly owned, directly or indirectly, by EUA, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, there are no (i) outstanding Options obligating EUA or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of EUA or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than EUA or a Subsidiary which is wholly owned, directly or indirectly, by EUA with respect to the voting of, or the right to participate in, dividends or other earnings on any capital stock of any Subsidiary of EUA.

               (c) Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or Section 4.02 of the EUA Disclosure Letter, there are no outstanding contractual obligations of EUA or any Subsidiary of EUA to repurchase, redeem or otherwise acquire any EUA Shares or any capital stock of any Subsidiary of EUA or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of EUA or any other person.

               (d) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of EUA or any Subsidiary of EUA having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (together "EUA Voting Debt") on any matters on which Shareholders may vote are issued or outstanding nor are there any outstanding Options obligating EUA or any of its Subsidiaries to issue or sell any EUA Voting Debt or to grant, extend or enter into any Option with respect thereto.

          4.03 Authority. EUA has full power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to obtaining EUA Shareholders' Approval (as defined in Section 7.03(b)) and EUA Required Statutory Approvals (as defined in Section 4.04(b)), to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by EUA and the consummation by EUA of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of EUA, subject to obtaining EUA Shareholders' Approval with respect to the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EUA and constitutes a legal, valid and binding obligation of EUA enforceable against EUA in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by EUA do not, and the performance by EUA of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of EUA or any of its Subsidiaries or any of the terms, conditions or provisions of (i) the EUA Trust Agreement or the certificates or articles of incorporation or organization or bylaws (or other comparable charter documents) of EUA's Subsidiaries, or (ii) subject to the obtaining of EUA Shareholders' Approval, EUA Required Consents, EUA Required Statutory Approvals and the taking of any other actions described in this Section 4.04, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental Authority") applicable to EUA or any of its Subsidiaries or any of their respective assets or properties, or (y) subject to obtaining the third-party consents set forth in Section 4.04 of the EUA Disclosure Letter (the "EUA Required Consents"), any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which EUA or any of its Subsidiaries is a party or by which EUA or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) such conflicts, violations, breaches, defaults, payments or reimbursements, terminations, cancellations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by EUA or the consummation by EUA of the Merger and other transactions contemplated hereby except as described in Section 4.04 of the EUA Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in an EUA Material Adverse Effect (the "EUA Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such EUA Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          4.05 SEC Reports, Financial Statements and Utility Reports. (a) EUA delivered to NEES prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by EUA or any of its Subsidiaries with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") since December 31, 1995 (as such documents have since the time of their filing been amended or supplemented, the "EUA SEC Reports"), which are all the documents (other than preliminary materials) that EUA and its Subsidiaries were required to file with the SEC under the Securities Act and the Exchange Act since such date. As of their respective dates, EUA SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in EUA SEC Reports (the "EUA Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles ("US GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to EUA and its Subsidiaries taken as a whole)) the consolidated financial position of EUA and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the EUA Disclosure Letter, each Subsidiary of EUA is treated as a consolidated subsidiary of EUA in EUA Financial Statements for all periods covered thereby.

                  (b) All filings (other than immaterial filings) required to be made by EUA or any of its Subsidiaries since December 31, 1995, under the Public

Utility Holding Company Act of 1935 (the "1935 Act"), the Federal Power Act, the Atomic Energy Act of 1954, the Communications Act of 1934, and applicable state laws and regulations, have been filed with the SEC, the Federal Energy Regulatory Commission (the "FERC"), the Department of Energy (the "DOE"), the Nuclear Regulatory Commission (the "NRC"), the Federal Communications Commission (the "FCC") or any appropriate state public utility commissions (including, without limitation, to the extent required, the state public utility regulatory agencies of Massachusetts, Rhode Island, New Hampshire, Maine, Vermont and Connecticut as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including but not limited to all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder.

          4.06 Absence of Certain Changes or Events. Except as set forth in
Section 4.06 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date of this Agreement since December 31, 1997, EUA and each of EUA's Subsidiaries have conducted its business only in the ordinary course of business consistent with past practice and there has not been, and no fact or condition exists which, individually or in the aggregate, has or could reasonably be expected to have an EUA Material Adverse Effect.

          4.07 Legal Proceedings. Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or in Section 4.07 of the EUA Disclosure Letter and except for environmental matters which are governed by Section 4.13,
(i) there are no actions, claims, hearings, suits, arbitrations or proceedings pending or, to the knowledge of EUA or any of its Subsidiaries, threatened against, specifically relating to or affecting, and, to the knowledge of EUA or any of its Subsidiaries, there are no Governmental Authority investigations or audits pending or threatened against, specifically relating to or affecting, EUA or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could reasonably be expected to have an EUA Material Adverse Effect and (ii) neither EUA nor any of its Subsidiaries is subject to any order of any Governmental Authority which, individually or in the aggregate, could reasonably be expected to have an EUA Material Adverse Effect.

          4.08 Information Supplied. (a) The proxy statement relating to EUA Shareholders' Meeting, as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by EUA with the SEC (including, without limitation, under the 1935 Act) or any other Governmental Authority in connection with the Merger and other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the 1935 Act, as applicable, and will not, on the date of their respective filings or, in the case of the Proxy Statement, at the date it is mailed to Shareholders of EUA and at the time of EUA Shareholders' Meeting (as defined in Section 7.03), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (b) Notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by EUA with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by NEES or LLC for inclusion or incorporation by reference therein.

          4.09 Compliance. Except as set forth in Section 4.09 of the EUA Disclosure Letter, or as disclosed in EUA SEC Reports filed prior to the date hereof, neither EUA nor any of EUA's Subsidiaries is in violation of, is, to the knowledge of EUA, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect. Except as set forth in Section 4.09 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date hereof, EUA and EUA's Subsidiaries have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted except for such failures which could not reasonably be expected to have an EUA Material Adverse Effect. Neither EUA nor any of EUA's Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, (i) the EUA Trust Agreement, in the case of EUA, or articles of incorporation or organization or by-laws, in the case of EUA's Subsidiaries, or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which EUA or any Subsidiary of EUA is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

          4.10 Taxes. Except as disclosed in Section 4.10 of the EUA Disclosure
Letter:

               (a) Filing of Timely Tax Returns. EUA and each of its Subsidiaries have timely filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct;

               (b) Payment of Taxes. EUA and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken;

               (c) Tax Reserves. EUA and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records adequate reserves for all Taxes and for any liability for deferred income taxes in accordance with GAAP;

               (d) Extensions of Time for Filing Tax Returns. Neither EUA nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed;

               (e) Waivers of Statute of Limitations. Neither EUA nor any of its Subsidiaries has in effect any extension, outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns;

               (f) Expiration of Statute of Limitations. The Tax Returns of EUA, each of its Subsidiaries and any affiliated, consolidated, combined or unitary group that includes EUA or any of its Subsidiaries either have been examined and settled with the appropriate Tax authority or closed by virtue of the expiration of the applicable statute of limitations for all years through and including 1993;

               (g) Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of EUA or any of its Subsidiaries (other than those being contested in good faith and for which adequate reserves have been established) and no issues have been raised in writing by any Tax authority in connection with any Tax or Tax Return;

               (h) Tax Liens. There are no Tax liens upon any asset of EUA or any of its Subsidiaries except liens for Taxes not yet due.

               (i) Powers of Attorney. No power of attorney currently in force has been granted by EUA or any of its Subsidiaries concerning any Tax matter;

               (j) Tax Rulings. Neither EUA nor any of its Subsidiaries has, during the five year period prior to the date of this Agreement, received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority. "Tax Ruling", as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement", as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;

               (k) Availability of Tax Returns. EUA and its Subsidiaries have made available to NEES complete and accurate copies, covering all years ending on or after December 31, 1993, of (i) all Tax Returns, and any amendments thereto, filed by EUA or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by EUA or any of its Subsidiaries and (iii) any Closing Agreements entered into by EUA or any of its Subsidiaries with any taxing authority.

               (l) Tax Sharing Agreements. No agreements relating to the allocation or sharing of Taxes exist between or among EUA and any of its Subsidiaries and neither EUA nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was EUA) or (ii) has any liability for Taxes of any Person (other than EUA or its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any provision of state, local), or foreign law, as a transferee or successor, by contract or otherwise;

               (m) Code Section 481 Adjustments. Neither EUA nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code
Section 481(a) by reason of a voluntary change in accounting method initiated by EUA or any of its Subsidiaries, and, the Internal Revenue Service ("IRS") has not proposed any such adjustment or change in accounting method;

               (n) Code Sections 6661 and 6662. All transactions that could give rise to an understatement of federal income tax, and within the meaning of Code Section 6662 have been adequately disclosed (or, with respect to Tax Returns filed following the Closing, will be adequately disclosed) on the Tax Returns of EUA and its Subsidiaries in accordance with Code Section 6662(d)(2)(B);

               (o) Intercompany Transactions. Neither EUA nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations ss. 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date; and

               (p) Foreign Tax Returns. Neither EUA nor any of its Subsidiaries is required to file a foreign tax return.

          "Taxes" as used in this Agreement, shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, premiums, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, custom duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any governmental entity, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise and includes any interest and penalties on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return. "Tax Return" as used in this Agreement, shall mean a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined, unitary or consolidated returns for any group of entities.

          4.11 Employee Benefit Plans; ERISA. (a) Each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, deferred compensation, share option or other written agreement relating to employment or fringe benefits for employees, former employees, officers, trustees or directors of EUA or any of its Subsidiaries effective as of the date hereof or providing benefits as of the date hereof to current employees, former employees, officers, trustees or directors of EUA or pursuant to which EUA or any of its subsidiaries has or could reasonably be expected to have any liability (collectively, the "EUA Employee Benefit Plans") is listed in Section 4.11(a) of the EUA Disclosure Letter, is in material compliance with applicable law, and has been administered and operated in all material respects in accordance with its terms. Each EUA Employee Benefit Plan which is intended to be qualified within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the IRS as to such qualification and, to the knowledge of EUA, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of, or have any adverse effect on, any such determination.

               (b) Complete and correct copies of the following documents have been made available to NEES as of the date of this Agreement: (i) all EUA Employee Benefit Plans and any related trust agreements or insurance contracts,
(ii) the most current summary descriptions of each EUA Employee Benefit Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each EUA Employee Benefit Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each EUA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to each EUA Employee Benefit Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each EUA Employee Benefit Plan with respect to which actuarial valuations are conducted.

               (c) Except as set forth in Section 4.11(c) of the EUA Disclosure Letter, neither EUA nor any Subsidiary maintains or is obligated to provide benefits under any EUA Employee Benefit Plan (other than as an incidental benefit under a Plan qualified under Section 401(a) of the Code) which provides health or welfare benefits to retirees or other terminated employees other than benefit continuations as required pursuant to Section 601 of ERISA. Each EUA Employee Benefit Plan subject to the requirements of Section 601 of ERISA has been operated in material compliance therewith. EUA has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with EUA within the meaning of Section 414 of the Code ("ERISA Affiliate") has incurred a tax liability under Code Section 5000(a) that is or could reasonably be expected to be a liability of EUA's.

               (d) Except as set forth in Section 4.11(d) of the EUA Disclosure Letter, each EUA Employee Benefit Plan covers only employees who are employed by EUA or a Subsidiary (or former employees or beneficiaries with respect to service with EUA or a Subsidiary).

               (e) Except as set forth in Section 4.11(e) of the EUA Disclosure Letter, neither EUA, any Subsidiary, any ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has, within the five-year period preceding the date of this Agreement, at any time contributed to any "multiemployer plan," as that term is defined in Section 4001 of ERISA.

               (f) No event has occurred, and there exists no condition or set of circumstances in connection with any EUA Employee Benefit Plan, under which EUA or any Subsidiary, directly or indirectly (through any indemnification agreement or otherwise), could be subject to any liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code except for instances of non-compliance which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (g) Neither EUA nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, or otherwise that has not been satisfied in full and no event or condition exists or has existed which could reasonably be expected to result in any such material liability. As of the date of this Agreement, no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any EUA Employee Benefit Plan that is a defined benefit plan under Section 3(35) of ERISA.

               (h) Except as set forth in Section 4.11(h) of the EUA Disclosure Letter, no employer securities, employer real property or other employer property is included in the assets of any EUA Employee Benefit Plan.

               (i) Full payment has been made of all material amounts which EUA or any affiliate thereof was required under the terms of EUA Employee Benefit Plans to have paid as contributions to such plans on or prior to the Effective Time (excluding any amounts not yet due) and no EUA Employee Benefit Plan which is subject to Part III of Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, whether or not waived.

               (j) Except as set forth in Section 4.11(j) of the EUA Disclosure Letter, no amounts payable under any EUA Employee Benefit Plan or other agreement, contract, or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G or Section 162(m) of the Code.

          4.12 Labor Matters. As of the date hereof, except as set forth in
Section 4.12 of the EUA Disclosure Letter, neither EUA nor any of its Subsidiaries is a party to any material collective bargaining agreement or other labor agreement with any union or labor organization. To the knowledge of EUA, as of the date hereof, there is no current union representation question involving employees of EUA or any of its Subsidiaries, nor does EUA know of any activity or proceeding of any labor organization (or representative thereof) or employee group to organize any such employees. Except as set forth in Section
4.12 of the EUA Disclosure Letter, (i) there is no unfair labor practice, employment discrimination or other employment-related complaint or proceeding against EUA or any of its Subsidiaries pending or, to the knowledge of EUA, threatened, which has or could reasonably be expected to have an EUA Material Adverse Effect, (ii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of EUA, threatened, against or involving EUA or any of its Subsidiaries which has or could reasonably be expected to have, an EUA Material Adverse Effect and (iii) there is no proceeding, claim, suit, or action pending or, to the knowledge of EUA or any of its Subsidiaries, threatened, nor, to the knowledge of EUA or any of its Subsidiaries is there any Governmental Authority investigation pending or threatened, in respect of which any trustee, director, officer, employee or agent of EUA or any of its Subsidiaries is or may be entitled to claim indemnification from EUA or any of its Subsidiaries pursuant to the EUA Trust Agreement, in the case of EUA, and their respective articles of incorporation and by-laws, in the case of EUA's Subsidiaries, or as provided in the indemnification agreements listed in Section
4.12 of the EUA Disclosure Letter. Except as set forth in Section 4.12 of the EUA Disclosure Letter, EUA and its Subsidiaries are in compliance with all federal, state and local laws with respect to employment practices and labor relations, including, without limitation, any provisions relating to affirmative action, employment discrimination, wages, hours, collective bargaining, and the payment of social security and similar taxes, safety and health regulations and mass layoffs and plant closings except for such instances of noncompliance which, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

          4.13 Environmental Matters. Except as disclosed in EUA SEC Reports filed prior to the date of this Agreement or in Section 4.13 of the EUA Disclosure Letter:

               (a) (i) Each of EUA and its Subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance, in the aggregate could not reasonably be expected to result in an EUA Material Adverse Effect; and

                    (ii) Neither EUA nor any of its Subsidiaries has received any written communication from any person or Governmental Authority that alleges that EUA or any of its Subsidiaries is not in such compliance (including the materiality qualifier set forth in clause (i) above) with applicable Environmental Laws.

               (b) Each of EUA and its Subsidiaries has obtained all environmental, health and safety permits and governmental authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, as applicable, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and agency approval is expected in the ordinary course of business, and EUA and its Subsidiaries are in compliance with all terms and conditions of the Environmental Permits, except where the failure have such Environmental Permits, file a renewal application for such Environmental Permits, or to be in compliance with such Environmental Permits, in the aggregate could not reasonably be expected to result in an EUA Material Adverse Effect.

               (c) There is no Environmental Claim (as hereinafter defined) that could, individually or in the aggregate, reasonably be expected to have an EUA Material Adverse Effect pending (i) against EUA or any of its Subsidiaries;
(ii) against any person or entity whose liability for any Environmental Claim EUA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; or (iii) against any real or personal property or operations which EUA or any of its Subsidiaries owns, leases or manages, in whole or in part.

               (d) To the knowledge of EUA there have not been any material Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would be reasonably likely to form the basis of any material Environmental Claim against EUA or any of its Subsidiaries, or against any person or entity whose liability for any material Environmental Claim EUA or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim that, individually or in the aggregate, could not reasonably be expected to have an EUA Material Adverse Effect.

               (e) To the knowledge of EUA with respect to any predecessor of EUA or any of its Subsidiaries, there is no material Environmental Claim pending or threatened, and there has been no Release of Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim except for any Environmental Claim that, individually or in the aggregate, could not be reasonably be expected to have an EUA Material Adverse Effect.

               (f)  As used in this Section 4.13:

                    (i) "Environmental Claim" means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices or noncompliance, liability or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from

                    (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by EUA or any of its Subsidiaries; or

                    (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or

                    (C) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials;

                    (ii) "Environmental Laws" means all federal, state and local laws, rules and regulations and binding interpretation thereof, relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous
Materials, or otherwise relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

                    (iii) "Hazardous Materials" means (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; and (B) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", or words of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which EUA or any of its Subsidiaries (x) operates or (y) stores, treats or disposes of Hazardous Materials; and

                    (iv) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          4.14 Regulation as a Utility. (a) EUA is a public utility holding company registered under Section 5, and subject to the provisions, of the 1935 Act. Section 4.14 of the EUA Disclosure Letter lists the subsidiaries of EUA that are "public utility companies" within the meaning of Section 2(a)(5) of the 1935 Act and lists the jurisdictions where each such Subsidiary is subject to regulation as a public utility company or public service company. Except as set forth above and as set forth in Section 4.14 of the EUA Disclosure Letter, neither EUA nor any "subsidiary company" or "affiliate" of EUA is subject to regulation as a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or any foreign country.

               (b) As used in this Section 4.14, the terms "subsidiary company" and "affiliate" shall have the respective meanings ascribed to them in Section 2(a)(8) and Section 2(a)(11), respectively, of the 1935 Act.

          4.15 Insurance. Except as set forth in Section 4.15 of the EUA Disclosure Letter, each of EUA and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies in the United States conducting the business conducted by EUA and its Subsidiaries during such time period. Except as set forth in Section 4.15 of the EUA Disclosure Letter, neither EUA nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of EUA or any of its Subsidiaries. The insurance policies of EUA and each of its Subsidiaries are valid and enforceable policies.

          4.16 Nuclear Facilities. Montaup Electric Company, a Subsidiary of EUA, is a minority common stockholder of each of Connecticut Yankee Atomic Power Company, Maine Yankee Atomic Power Company, Vermont Yankee Nuclear Power Corporation and Yankee Atomic Electric Company (the "Yankee Companies") and a minority joint owner in Millstone 3 and Seabrook 1 (collectively, as described in Section 4.16 of the EUA Disclosure Letter, the "EUA Nuclear Facilities"). With respect to its ownership of Millstone 3 and Seabrook 1, Montaup Electric Company holds the required operating licenses from the NRC. With respect to the Yankee Companies, each Yankee Company holds its own operating license from the NRC. Because it is a minority stockholder or a minority joint owner, Montaup Electric Company does not have responsibility for the operation of EUA Nuclear Facilities. Except as set forth in Section 4.16 of the EUA Disclosure Letter or as disclosed in EUA SEC Reports filed prior to the date hereof, to the knowledge of EUA, neither EUA nor any of its Subsidiaries is in violation of any applicable health, safety, regulatory and other legal requirement, including NRC laws and regulations and Environmental Laws, applicable to EUA Nuclear Facilities except for such failure to comply as could not reasonably be expected to have a material adverse effect with respect to EUA Nuclear Facilities and the ownership interest of EUA therein. To the knowledge of EUA, each of EUA Nuclear Facilities maintains emergency plans designed to respond to an unplanned release therefrom of radioactive materials into the environment and insurance coverages consistent with industry practice. EUA has funded, or has caused the funding of, its portion of the decommissioning cost of each of the EUA Nuclear Facilities and the storage of spent nuclear fuel consistent with the most recently approved plan for each of the EUA Nuclear Facilities and FERC authorized rates. Except as set forth in Section 4.16 of the EUA Disclosure Letter, to the knowledge of EUA, no EUA Nuclear Facility is as of the date of this Agreement on the List of Nuclear Power Plants Warranting Increased Regulatory Attention maintained by the NRC.

          4.17 Vote Required. The affirmative vote of two-thirds of the outstanding EUA Shares voting as a single class (with each EUA Share having one vote per share) with respect to the approval of the Merger and other transactions contemplated hereby is the only vote of the holders of any class or series of equity securities of EUA or its Subsidiaries required to approve this Agreement and approve the Merger and other transactions contemplated hereby.

          4.18 Opinion of Financial Advisor. EUA has received the opinion of Salomon Smith Barney Inc., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of EUA Shares. A true and complete copy of the written opinion will be delivered to NEES promptly after receipt thereof by EUA.

          4.19 Ownership of NEES Common Shares. Neither EUA nor any of its Subsidiaries or other affiliates beneficially owns any NEES Common Shares.

          4.20 State Anti-Takeover Statutes. EUA has taken all necessary actions so that the provisions of Chapters 110C, 110D or 110F of the MGL will not apply to this Agreement, the Merger or other transactions contemplated hereby or thereby.

          4.21 Year 2000. The Information Systems operated by EUA and its Subsidiaries which is used in the conduct of their business is capable of providing or being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such Information Systems record, store, process and present such calendar dates falling on or before December 31, 1999 other than such interruptions in millennium functionality that could not, individually or in the aggregate, reasonably be expected to result in a EUA Material Adverse Effect. EUA reasonably believes as of the date hereof that the remaining cost of adaptations referred to in the foregoing sentence will not exceed the amounts reflected in the Form 10-Q filed by EUA for the quarter ended September 30, 1998 (excluding the fees and costs of any Y2K Consultant retained pursuant to Section 6.01(o) hereof and of the implementation of any recommendations by such Y2K Consultant actually made by EUA that are not already part of EUA's compliance plan as of the date hereof). "Information Systems" means mainframe and midrange hardware, operating system software and applications programs; network and desktop (PC) hardware, operating system software and applications programs; EDI (Electronic Date Interchange) and FTP (File Transfer Protocol) software; and embedded systems hardware and applications software.

          4.22 EUA Associates. The representations and warranties set forth in Sections 4.04(a), 4.06, 4.07, 4.09, 4.12 and 4.13 are true and correct in all material respects with regard to EUA Associates.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF NEES

          NEES represents and warrants to EUA as follows:

          5.01 Organization and Qualification. NEES is a voluntary association duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full power, authority and legal right to own its property and assets and to transact the business in which it is engaged. Each of the NEES Subsidiaries is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except where failure to be so organized or incorporated, existing and in good standing or to have such power and authority, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. As used in this Agreement, the term "NEES Material Adverse Effect" means a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of NEES and its Subsidiaries taken as a whole. LLC is a limited liability company validly existing under the laws of the Commonwealth of Massachusetts. LLC was formed solely for the purpose of engaging in the Merger and other transactions contemplated hereby, has engaged in no other business activities (other than in connection with the formation and capitalization of LLC pursuant to or in accordance with the LLC Agreement (as defined below)) and has conducted its operations only as contemplated hereby and by the LLC Agreement. Each of NEES and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where failure to be so qualified, licensed or admitted and in good standing, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. NEES has previously delivered to EUA correct and complete copies of its Agreement and Declaration of Trust (the "NEES Trust Agreement") and the articles of association of LLC.

          5.02 Authority. Each of NEES and LLC has full power and authority to enter into this Agreement, and to perform its obligations hereunder, and to consummate the Merger and other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of NEES and LLC and the consummation by each of NEES and LLC of the Merger and other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of NEES and all necessary action on the part of LLC. This Agreement has been duly and validly executed and delivered by each of NEES and LLC and constitutes a legal, valid and binding obligation of each of NEES and LLC enforceable against each of NEES and LLC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.03 Capital Stock. The authorized equity securities of NEES consists of 150,000,000 common shares of NEES (the "NEES Shares"), of which 59,170,986 shares were issued and outstanding as of the close of business on January 29, 1999. As of the close of business on January 29, 1999, 5,798,666 NEES Shares were held in the treasury of NEES. All of the issued and outstanding NEES Shares are duly authorized, validly issued, fully paid and nonassessable. Except as may be provided by the New England Electric System Companies' Incentive Share Plan, the New England Electric System Companies Incentive Thrift Plan I, the New England Electric System Companies Incentive Thrift Plan II, the New England Electric Companies Long-Term Performance Share Award Plan, and the New England Electric System Directors' annual retainer shares, and except as set forth in
Section 5.03 of the letter dated the date hereof and delivered to EUA by NEES and LLC concurrently with the execution and delivery of this Agreement (the "NEES Disclosure Letter"), on the date hereof there are no outstanding Options obligating NEES or any of its Subsidiaries to issue or sell any shares of equity securities of NEES or to grant, extend or enter into any Option with respect thereto.

          5.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of NEES and LLC do not, and the performance by each of NEES and LLC of its obligations hereunder and the consummation of the Merger and other transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of NEES, or LLC under, any of the terms, conditions or provisions of (i) the NEES Agreement and Declaration of Trust or the articles of organization of LLC, (ii) subject to the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental Authority applicable to NEES or LLC or any of their respective assets or properties, or (y) subject to obtaining the third-party consents (the "NEES Required Consents") set forth in
Section 5.04 of the NEES Disclosure Letter any Contracts to which NEES is a party or by which NEES or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect.

               (b) No declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by NEES or LLC or the consummation by NEES or LLC of the Merger and other transactions contemplated hereby except as described in Section 5.04 of the NEES Disclosure Letter or the failure of which to obtain could not reasonably be expected to result in a NEES Material Adverse Effect (the "NEES Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such NEES Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          5.05 Information Supplied. (a) The information supplied by NEES or LLC and included in the Proxy Statement with the written consent of NEES or LLC, as the case may be, will not, at the date mailed to EUA's Shareholders or at the time of EUA Shareholder's Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) Notwithstanding the foregoing provisions of this Section 5.05, no representation or warranty is made by NEES with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by EUA for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to this Section 5.05.

          5.06 Compliance. Except as set forth in Section 5.06 of the NEES Disclosure Letter, or as disclosed in the NEES Reports filed prior to the date hereof, NEES is not in violation of, is, to the knowledge of NEES, under investigation with respect to any violation of, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for possible violations which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect. Except as set forth in Section 5.06 of the NEES Disclosure Letter or as disclosed in the NEES Reports filed prior to the date hereof, NEES and its Subsidiaries have all material permits, licenses and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted which are material to the operation of the businesses of NEES. NEES is not in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default by NEES under (i) the NEES Agreement and Declaration of Trust or by-laws or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which it is a party or by which NEES is bound or to which any of their respective property is subject, except for possible violations, breaches or defaults which, individually or in the aggregate, could not reasonably be expected to have a NEES Material Adverse Effect.

          5.07 Financing. NEES has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause LLC to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

          5.08 No Vote Required. No vote of the NEES Shares or of any class or series of equity securities of NEES or its Subsidiaries is necessary for the approval of the Merger and other transactions contemplated hereby.

          5.09 Ownership of EUA Shares. Neither NEES nor any of its Subsidiaries or other affiliates beneficially owns any EUA Shares.

          5.10 Merger with The National Grid Group plc. NEES has entered into an Agreement and Plan of Merger dated as of December 11, 1998 by and among The National Grid Group plc ("National Grid Group"), NGG Holdings LLC (formerly known as Iosta LLC) and NEES (the "National Grid Merger Agreement"). Pursuant to
Section 6.01 of the National Grid Merger Agreement, NEES has provided a copy of this Agreement to National Grid Group, and National Grid Group has given NEES its written consent to enter into this Agreement and consummate the Merger on the terms set forth in this Agreement. Prior to the execution of this Agreement, NEES has provided EUA with a copy of such written consent.


                                   ARTICLE VI
                                    COVENANTS

          6.01 Covenants of EUA. At all times from and after the date hereof until the Effective Time, EUA covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as set forth in Section 6.01 of the EUA Disclosure Letter, or to the extent that NEES shall otherwise previously consent in writing):

               (a) Ordinary Course. EUA and each of its Subsidiaries shall conduct their businesses only in, and EUA and each of its Subsidiaries shall not take any action except in, the ordinary course consistent with good utility practice. Without limiting the generality of the foregoing, EUA and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to maintain in effect all existing permits, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental Authorities applicable to them.

               (b) Charter Documents. EUA shall not, nor shall it permit any of its Subsidiaries to, amend or propose to amend the EUA Trust Agreement, in the case of EUA, and its certificate or articles of incorporation or organization or bylaws (or other comparable charter documents), in the case of EUA's Subsidiaries.

               (c) Dividends. EUA shall not, nor shall it permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make other distributions in respect of, any of its capital stock or share capital, except:

                    (A) that EUA may continue the declaration and payment of regular quarterly dividends on EUA Shares with usual record and payment dates not, in any fiscal year, in excess of the dividend for the comparable period in the prior fiscal year;

                    (B) that the Subsidiaries of EUA set forth in Section 6.01(c) of the EUA Disclosure Letter may continue the declaration and payment of dividends on preferred stock in accordance with the terms of such stock, with the record and payment dates and in the amounts set forth in Section 6.01(c) of the EUA Disclosure Letter;

                    (C) if the Effective Time does not occur between a record date and payment date of a regular quarterly dividend, for a special dividend on EUA Shares with respect to the quarter in which the Effective Time occurs with a record date on or prior to the date on which the Effective Time occurs, which does not exceed an amount equal to the product of (x) the number of days between the last payment date of a regular quarterly dividend and the record date of such special dividend, multiplied by (y) $.0045; and

                    (D) for dividends and distributions (including liquidating distributions) by a direct or indirect Subsidiary of EUA to its parent.

(ii) split, combine, subdivide, reclassify or take similar action with respect to any of its capital stock or share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or comprised in its share capital,
(iii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (iv) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto except:

                    (A) in connection with intercompany purchases of capital stock or share capital,

                    (B) for the purpose of funding EUA's dividend reinvestment and share purchase plan in accordance with past practice, or

                    (C) subject to EUA's obligations under the Securities Act and the Exchange Act, pursuant to EUA's previously announced share repurchase program provided that the number of EUA Shares repurchased does not exceed 3,000,000 and the price paid per share does not exceed 95% of the Per Share Amount.

               (d) Share Issuances. EUA shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than the issuance by a wholly owned Subsidiary of its capital stock to its direct or indirect parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto).

               (e) Acquisitions. EUA shall not, nor shall it permit any of its Subsidiaries to acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof.

               (f) Dispositions. EUA shall not, nor shall it permit any of its Subsidiaries to sell, lease, securitize, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than dispositions in the ordinary course of its business consistent with past practice and having an aggregate value of less than $1,000,000 for each disposition and $5,000,000 in the aggregate.

               (g) Indebtedness. EUA shall not, nor shall it permit any of its Subsidiaries to incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed, including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial condition of another Person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice (such as the issuance of commercial paper or the use of existing credit facilities) in amounts not exceeding the amounts set forth in Section 6.01(g) of the EUA Disclosure Letter, (ii) long-term indebtedness in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or (iii) guarantees or "keep well" agreements in favor of wholly owned Subsidiaries of EUA in connection with the conduct of the business of such wholly owned Subsidiaries of EUA not aggregating more than $1,000,000.

               (h) Capital Expenditures. Except (i) as required by law or (ii) as reasonably deemed necessary by EUA after consulting with NEES following a catastrophic event, such as a major storm, EUA shall not, nor shall it permit any of its Subsidiaries to make any capital expenditures or commitments during any fiscal year that is in excess of 110% of (i) the aggregate amount set forth in Section 6.01(h) of the EUA Disclosure Letter with respect to EUA and its Subsidiaries that are public utility companies within the meaning of Section 2(a)(5) of the 1935 Act or (ii) the amount set forth in Section 6.01(h) of the EUA Disclosure Letter with respect to each of EUA's other Subsidiaries.

               (i) Employee Benefits. EUA shall not, nor shall it permit any of its Subsidiaries to enter into, adopt, amend (except as may be required by applicable law) or terminate any EUA Employee Benefit Plan, or other agreement, arrangement, plan or policy between EUA or one of its Subsidiaries and one or more of its trustees, directors, officers, employees or former employees, or, except for normal increases in the ordinary course of business, (a) increase in any manner the compensation or fringe benefits of any trustee, director or executive officer, (b) increase in any manner the compensation or fringe benefits of any employee, (c) pay any benefit not required by any plan or arrangement in effect as of the date hereof or, (d) cause any trustee, director, officer, employee or former employee of EUA to accrue or receive additional benefits, accelerate vesting or accelerate the payment of any benefits under any EUA Employee Benefit Plan, or other agreement, arrangement, plan or policy. EUA, prior to the Closing Date, shall take all necessary action and make all necessary amendments to its stock-based plans so that all such plans will be in a form that allows the plans to function after the Effective Time and after any merger of EUA and its Subsidiaries into NEES or its Subsidiaries. EUA, prior to the Closing Date, shall take all necessary actions, in a manner satisfactory to NEES, so that on or after the Closing Date, neither EUA, the Surviving Entity nor their affiliates' stock or securities will be required to be held in, or distributed pursuant to, any EUA Employee Benefit Plan.

               (j) Labor Matters. Notwithstanding any other provision of this Agreement to the contrary, EUA or its Subsidiaries may negotiate successor collective bargaining agreements to those referenced in Section 4.12 hereof, and may negotiate other collective bargaining agreements or arrangements as required by law or for the purpose of implementing the agreements referenced in Section
4.12 hereof. EUA will keep NEES informed as to the status of, and will consult with NEES as to the strategy for, all negotiations with collective bargaining representatives. EUA and its Subsidiaries shall act prudently and reasonably and consistent with their obligation under applicable law in such negotiations.

               (k) Discharge of Liabilities. EUA shall not, nor shall it permit its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of such party included in EUA SEC Reports, or incurred in the ordinary course of business consistent with past practice.

               (l) Contracts. EUA shall not, nor shall it permit its Subsidiaries, except in the ordinary course of business consistent with past practice or as set forth in Section 6.01(l) of the EUA Disclosure Letter, (i) to modify, amend, terminate or fail to use commercially reasonable efforts to renew any material Contract to which EUA or any of its Subsidiaries is a party or waive, release or assign any material rights or claims or (ii) to enter into any new material Contracts except as expressly permitted by Sections 6.01 (f), (g) or (i) and 7.06 hereof.

               (m) Equity Investments. EUA shall not, nor shall it permit its Subsidiaries or affiliates to, make equity contributions to non-affiliates or to its non-utility Subsidiaries.

               (n) Loans. EUA shall not, nor shall it permit its Subsidiaries or affiliates to, loan money to non-affiliates or to its non-utility Subsidiaries.

               (o) Year 2000. EUA, within 15 days of the date of this Agreement, shall engage a qualified third party ("Y2K Consultant") to conduct a detailed assessment of the adequacy and state of completion of its Year 2000 Program, including but not limited to assessment and testing of its customer, accounting, and operational systems. The Y2K Consultant and scope of work of the Y2K Consultant shall be acceptable to NEES. Such assessment and testing shall be completed as soon thereafter as practicable. EUA shall have such assessment updated by the Y2K Consultant at the end of each fiscal quarter of 1999. EUA shall allow designated NEES personnel and representatives access to the Y2K Consultant's personnel, reports and recommendations and access to EUA's personnel, documents, and information related to the Y2K issue. EUA and the third party shall meet with such designated NEES personnel and representatives on a periodic basis (but not less frequently than monthly) to update NEES on EUA's Year 2000 Program. If this Agreement is terminated pursuant to Section
9.01 hereof, NEES shall reimburse EUA for the costs and expenses of the Y2K Consultant.

               (p) Insurance. EUA shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance, consistent with past practice) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

               (q) 1935 Act. EUA shall not, nor shall it permit any of its Subsidiaries to, engage in any activities which would cause a change in its status, or that of its Subsidiaries, under the 1935 Act.

               (r) Regulatory Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, EUA shall consult with NEES prior to implementing any changes in its or any of its Subsidiaries' rates or charges, standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and shall, and shall cause its Subsidiaries to, deliver to NEES a copy of each such filing or agreement at least four (4) business days prior to the filing or execution thereof so that NEES may comment thereon. EUA shall, and shall cause its Subsidiaries to, make all such filings (i) only in the ordinary course of business consistent with past practice or (ii) as required by a Governmental Authority or regulatory agency with appropriate jurisdiction.

               (s) Accounting. EUA shall not, nor shall it permit any of its Subsidiaries to make any changes in their accounting methods, policies or procedures, except as required by law, rule, regulation or applicable generally accepted accounting principles;

               (t)  Tax Status. Neither EUA nor any of its Subsidiaries shall
(i) make or rescind any material express or deemed election relating to Taxes,
(ii) make a request for a Tax Ruling or enter into a Closing Agreement, (iii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes or (iv) change in any material respect any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ending December 31, 1997, except as may be required by applicable law.

               (u) No Breach. EUA shall not, nor shall it permit any of its Subsidiaries to willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any provision of this Agreement or (ii) its representations and warranties set forth in this Agreement being untrue in any material respect on and as of the Closing Date.

               (v) Advice of Changes. EUA shall confer with NEES on a regular and frequent basis with respect to EUA's business and operations and other matters relevant to the Merger to the extent permitted by law, and shall promptly advise NEES, orally and in writing, of any material change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Authority (or communication indicating the same may be contemplated) or the institution or threat of material litigation; provided that EUA shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

               (w) Notice and Cure. EUA will notify NEES in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to EUA, that causes or will or may be likely to cause any covenant or agreement of EUA under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of EUA contained in this Agreement. EUA also will notify NEES in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to EUA, of any representation, warranty, covenant or agreement made by EUA. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               (x) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, EUA will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and EUA will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               (y)  Third Party Standstill Agreements. Except as provided in
Section 7.08 hereto, during the period from the date of this Agreement through the Effective Time, neither EUA nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, EUA shall take all steps necessary to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement.

          6.02 Covenants of NEES. At all times from and after the date hereof until the Effective Time, NEES covenants and agrees that (except as expressly contemplated or permitted by this Agreement or to the extent that EUA shall otherwise previously consent in writing):

               (a) No Breach. NEES shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement, willfully take or fail to take any action that would or is reasonably likely to result in (i) a material breach of any of its covenants or agreements contained in this Agreement or (ii) any of its representations and warranties set forth in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07, 5.08 and 5.09 of this
Agreement being untrue in any material respect on and as of the Closing Date.

               (b) Advice of Changes. NEES shall confer with EUA on a regular and frequent basis with respect to any matter having, or which, insofar as can be reasonably foreseen, could reasonably be expected to have, a NEES Material Adverse Effect or materially impair the ability of NEES to consummate the Merger and other transactions contemplated hereby; provided that NEES shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law or regulation.

               (c) Notice and Cure. NEES will notify EUA in writing of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to NEES, that causes or will or may be likely to cause any covenant or agreement of NEES under this Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty of NEES contained in this Agreement. NEES also will notify EUA in writing of, and will use all commercially reasonable efforts to cure before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by NEES. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               (d) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, NEES will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to its obligations contained in this Agreement and to consummate and make effective the Merger and other transactions contemplated by this Agreement, and NEES will not, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

               (e) Conduct of Business of LLC. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, NEES shall cause LLC to (i) perform its obligations under this Agreement in accordance with its terms, and (ii) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement.

               (f) Certain Mergers. NEES shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay the consummation of the Merger.

          6.03  Additional Covenants by NEES and EUA.

               (a) Control of Other Party's Business. Nothing contained in this Agreement shall give NEES, directly or indirectly, the right to control or direct EUA's operations prior to the Effective Time. Nothing contained in this Agreement shall give EUA, directly or indirectly, the right to control or direct NEES' operations prior to the Effective Time. Prior to the Effective Time, each of EUA and NEES shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

               (b) Transition Steering Team. As soon as reasonably practicable after the date hereof, NEES and EUA shall create a special transition steering team, with representation from EUA and NEES, that will develop recommendations concerning the future structure and operations of EUA after the Effective Time, subject to applicable law. The members of the transition steering team shall be appointed by the Chief Executive Officers of NEES and EUA. The functions of the transition steering team shall include (i) to direct the exchange of information and documents between the parties and their Subsidiaries as contemplated by
Section 7.01 and (ii) the development of regulatory plans and proposals, corporate organizational and management plans, workforce combination proposals, and such other matters as they deem appropriate.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

          7.01 Access to Information. EUA shall, and shall cause each of its Subsidiaries to, and shall use commercially reasonable efforts to cause EUA Associates to, throughout the period from the date hereof to the Effective Time to the extent permitted by law, (i) provide NEES and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all facilities, operations, officers (including EUA's environmental, health and safety personnel), employees, agents and accountants of EUA and its Subsidiaries and Associates and their respective assets, properties, books and records, to the extent EUA or any Subsidiary of EUA or EUA Associate is not under a legal obligation not to provide access or to the extent that such access would not constitute a waiver of the attorney client privilege and does not unreasonably interfere with the business and operations of EUA and its Subsidiaries and Associates and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by EUA or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental Authority, and (y) all other information and data (including, without limitation, copies of Contracts, EUA Employee Benefit Plans, and other books and records) concerning the business and operations of EUA and its Subsidiaries as NEES or any of its Representatives reasonably may request. No review pursuant to this Section 7.01 or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of December 18, 1998 between EUA and NEES (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement. NEES may provide information or materials that it obtains relating to EUA or any EUA Subsidiary pursuant to this Section 7.01 to National Grid Group; the treatment by National Grid Group of such information or material shall be governed by the terms of the letter agreement dated as of December 21, 1998 between EUA and National Grid Group.

          7.02 Proxy Statement. As soon as reasonably practicable after the date of this Agreement, EUA shall prepare and file the Proxy Statement with the

SEC. NEES and EUA shall cooperate with each other in the preparation of the Proxy Statement and any amendment or supplement thereto, and EUA shall promptly notify NEES of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall promptly provide to NEES copies of all correspondence between EUA or any of its Representatives and the SEC with respect to the Proxy Statement (except reports from financial advisors other than with the consent of such financial advisors). Each of the parties hereto shall furnish all information concerning itself which is required or customary for inclusion in the Proxy Statement. EUA shall consult with NEES regarding the Proxy Statement and have due regard to any comments NEES may make in relation to the Proxy Statement. EUA shall give NEES and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of EUA and NEES agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. After obtaining the consent of EUA, which consent shall not be unreasonably withheld, NEES may provide information supplied to NEES by EUA to National Grid Group for inclusion of such information in the Super Class 1 circular ("NGG Circular") to be issued to shareholders of National Grid Group in connection with approval by such shareholders of the National Grid Merger Agreement. NEES shall use its best efforts to provide EUA with a draft of any portion of the NGG Circular with information relating to EUA prior to the issuance of the NGG Circular.

          7.03 Approval of Shareholders. EUA shall, through its Board of Trustees, duly call, give notice of, convene and hold a meeting of its shareholders (the "EUA Shareholders' Meeting") for the purpose of voting on the approval of the Merger and other transactions contemplated hereby (the "EUA Shareholders' Approval") as soon as reasonably practicable after the date hereof; provided, however, subject to the fiduciary duties of its Board of Trustees and the requirements of applicable law, EUA shall include in the Proxy Statement the recommendation of the Board of Trustees of EUA that the Shareholders of EUA approve the Merger and the other transactions contemplated hereby, and shall use its reasonable best efforts to obtain such approval.

          7.04 Regulatory and Other Approvals. (a) HSR Filings. Each party hereto shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by its respective "ultimate parent" company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder with respect to the Merger and other transactions contemplated hereby. Such parties will use all commercially reasonable efforts to make such filings in a timely manner and to respond on a timely basis to any requests for additional information made by either of such agencies.

               (b) Other Regulatory Approvals. Each party shall cooperate and use its best efforts to promptly prepare and file all necessary applications, notices, petitions, filings and other documents with, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of, all Governmental Authorities necessary or advisable to obtain the EUA Required Statutory Approvals, the NEES Required Statutory Approvals and the approvals of the state utility commissions referred to in Section 8.01(d) (collectively, the "NEES-EUA Regulatory Approvals"). The parties agree that they will consult with each other with respect to obtaining the NEES-EUA Regulatory Approvals; provided, however, that NEES shall have primary responsibility for the preparation and filing of any related applications, filings or other material with the SEC, the FERC, the NRC and state utility commissions. EUA shall have the right to review and approve in advance drafts of and final applications, filings and other material (including material with respect to proposed settlements) submitted to or filed with the SEC, the FERC, the NRC and state utility commissions or parties to such proceedings before such Governmental Authority, which approval shall not be unreasonably withheld or delayed.

               (c) NEES-NGG Regulatory Proceedings. EUA and NEES acknowledge that, at the same time EUA and NEES will be seeking to obtain the NEES-EUA Regulatory Approvals, National Grid Group and NEES will be seeking to obtain the regulatory approvals (the "NEES-NGG Regulatory Approvals") required to consummate the transactions contemplated by the National Grid Merger Agreement. NEES and EUA agree to seek to prosecute the proceedings relating to the NEES-EUA Regulatory Approvals (the "NEES-EUA Regulatory Proceedings") separately from the prosecution by National Grid Group and NEES of the proceedings relating to the NEES-NGG Regulatory Approvals (the "NEES-NGG Regulatory Proceedings"), but recognize that one or more of the NEES-EUA Regulatory Proceedings may be consolidated with one or more of the NEES-NGG Regulatory Proceedings by the relevant Governmental Authority. Upon the request of EUA, NEES will keep EUA reasonably apprised of the status of the NEES-NGG Regulatory Proceedings.

          7.05  Employee Benefit Plans.

               (a) For a period of twelve (12) months immediately following the Closing Date, the compensation, benefits and coverage provided to those non-union individuals who continue to be employees of the Surviving Entity (the "Affected Employees") pursuant to employee benefit plans or arrangements maintained by NEES or the Surviving Entity shall be, in the aggregate, not less favorable (as determined by NEES and the Surviving Entity using reasonable assumptions and benefit valuation methods) than those provided, in the aggregate, to such Affected Employees immediately prior to the Closing Date. In addition to the foregoing, NEES shall, or shall cause the Surviving Entity to, pay any Affected Employee whose employment is terminated by NEES or the Surviving Entity within twelve (12) months of the Closing Date a severance benefit package equivalent to the severance benefit package that would be provided under the NEES Standard Severance Plan as in effect on the date hereof.

               (b) NEES shall, or shall cause the Surviving Entity to, give the Affected Employees full credit for purposes of eligibility, vesting, benefit accrual (including, without limitation, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by NEES or the Surviving Entity in effect as of the Closing Date for such Affected Employees' service with EUA or any Subsidiary of EUA (or any prior employer) to the same extent recognized by EUA or such Subsidiary immediately prior to the Closing Date. With respect to any employee benefit plan or arrangement established by NEES, EUA or the Surviving Entity after the Closing Date (the "Post Closing Plans"), service shall be credited in accordance with the terms of such Post Closing Plans.

               (c) NEES shall, or shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established to replace any EUA welfare benefit plans in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Closing Date, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

               (d)(i) NEES shall, or shall cause the Surviving Entity and its Subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its Subsidiaries under, all EUA Employee Benefit Plans as in effect on the date hereof; provided, however, that this Section 7.05(d)(i) is not intended to prevent NEES or the Surviving Entity from exercising their rights with respect to all EUA Employee Benefit Plans solely in accordance with their terms, including but not limited to the right to alter, terminate or otherwise amend such EUA Employee Benefit Plans.

                    (ii) NEES shall, or shall cause the Surviving Entity and its Subsidiaries to, honor, and shall guarantee the obligations of the Surviving Entity and its Subsidiaries under, (A) all employment severance, consulting and retention agreements or arrangements as in effect on the date hereof, as set forth in Section 7.05(d)(ii) of the EUA Disclosure Letter, or as modified in accordance with Section 6.01(i) of the EUA Disclosure Letter (such agreements or arrangements, the "EUA Employee Agreements" and the individuals who are parties to such EUA Employee Agreements, the "EUA Executives") and (B) all EUA Employee Benefit Plans in which such EUA Executives participate; provided, however, that this Section 7.05(d)(i) is not intended to prevent NEES or the Surviving Entity from exercising their rights with respect to the EUA Employee Agreements and the EUA Employee Benefit Plans in which such EUA Executives participate, in each case solely in accordance with their terms, including but not limited to the right to alter, terminate or otherwise amend such EUA Employee Agreements and EUA Employee Benefit Plans.

               (e) Notwithstanding the foregoing, NEES and the Surviving Entity and its subsidiaries shall neither be required to or prevented from merging EUA's benefit plans, agreements, or arrangements into NEES or the Surviving Entity and its subsidiaries benefit plans, agreements, or arrangements or from replacing EUA's benefit plans, agreements or arrangements with NEES or the Surviving Entity and its subsidiaries benefit plans, agreements or arrangements.

          7.06  Labor Agreements and Workforce Matters.

               (a) Labor Agreements. NEES shall honor, or shall cause the appropriate subsidiaries of the Surviving Entity to honor, all collective bargaining agreements of EUA or its subsidiaries in effect as of the Effective Time until their expiration; provided, however, that this undertaking is not intended to prevent NEES or the Surviving Entity and its subsidiaries from exercising their rights with respect to such collective bargaining agreements and in accordance with their terms, including any right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment or portion thereof.

               (b) Workforce Matters. Subject to applicable law and obligations under applicable collective bargaining agreements, for a period of 2 years following the Effective Time, any reductions in workforce in respect of employees of the Surviving Entity and its Subsidiaries shall be made on a fair and equitable basis as determined by the Surviving Entity, with due consideration to prior experience and skills, and any employee whose employment is terminated or job is eliminated during such period shall be entitled to participate on a fair and equitable basis as determined by NEES or the Surviving Entity in the job opportunity and employment placement programs offered by NEES or the Surviving Entity or any of their Subsidiaries for which they are eligible. Any workforce reductions carried out following the Effective Time by the Surviving Entity and its Subsidiaries shall be done in accordance with all applicable collective bargaining agreements and all laws and regulations governing the employment relationship and termination thereof including, without limitation, the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder, and any comparable state or local law.

          7.07  Post Merger Operations.

               (a) NEES Advisory Board. If the Merger is consummated, then, promptly following the closing of the merger contemplated by the National Grid Merger Agreement, NEES shall take such action as is necessary to cause all of the members of the Board of Directors of EUA to be appointed to serve on the advisory board to be formed pursuant to Section 7.07(e) of the National Grid Merger Agreement.

               (b) Charities. The parties agree that provision of charitable contribution and community support within the New England region serves a number of important goals. After the Effective Time, NEES intends to cause the Surviving Entity to provide charitable contributions and community support within the New England region at annual levels substantially comparable to the annual level of charitable contributions and community support provided, directly or indirectly, by EUA and its public utility subsidiaries within the New England region during 1998.

          7.08 No Solicitations. Prior to the Effective Time, EUA agrees: (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause its Representatives (as defined in Section 10.10) not to, knowingly initiate, solicit or encourage, directly or indirectly, any inquiries or any proposal or offer (including, without limitation, any proposal or offer to its Shareholders) with respect to a merger, consolidation or other business combination including EUA or any of its significant Subsidiaries (as defined in Rule 1-02(W) of Regulation S-X promulgated under the Exchange Act) other than EUA Cogenex Corporation (an "EUA Significant Subsidiary"), or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of EUA and its Subsidiaries taken as a whole, (ii) ten percent or more of the outstanding EUA Shares or (iii) 50% or more of the outstanding shares of the capital stock of any EUA Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any other discussions with, any person or group relating to an Alternative Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal other than from NEES and its affiliates; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Alternative Proposal; and (c) that it will notify NEES immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons; provided, however, that, prior to receipt of the EUA Shareholders' Approval, nothing contained in this
Section 7.08 shall prohibit the Board of Trustees of EUA from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to EUA than the Confidentiality Agreement (as defined in Section 7.01)) or entering into discussions or negotiations with any person or group that makes an unsolicited Alternative Proposal, if, and only to the extent that, (A) the Board of Trustees of EUA, based upon advice of outside counsel with respect to fiduciary duties, determines in good faith that such action is necessary for the Board of Trustees to act in a manner consistent with its fiduciary duties to Shareholders under applicable law, (B) the Board of Trustees of EUA has reasonably concluded in good faith (after consultation with its financial advisors) that the person or group making such Alternative Proposal will have adequate sources of financing to consummate such Alternative Proposal and that such Alternative Proposal is likely to be more favorable to EUA's shareholders than the Merger, (C) prior to furnishing such information to, or entering into discussions or negotiations with, such person or group, EUA provides written notice to NEES to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or group, which notice shall identify such person or group and the material terms of the Alternative Proposal in reasonable detail, and (D) EUA keeps NEES promptly informed of the status and all material information with respect to any such discussions or negotiations; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 7.08 shall
(x) permit EUA to terminate this Agreement (except as specifically provided in Article IX), (y) permit EUA to enter into any agreement with respect to an Alternative Proposal for so long as this Agreement remains in effect (it being agreed that for so long as this Agreement remains in effect, EUA shall not enter into any agreement with any person or group that provides for, or in any way knowingly facilitates, an Alternative Proposal (other than a confidentiality agreement under the circumstances described above)), or (z) affect any other obligation of EUA under this Agreement.

          7.09  Directors' and Officers' Indemnification and Insurance.

               (a) Indemnification. To the extent, if any, not provided by an existing right of indemnification or other agreement or policy, from and after the Effective Time, NEES shall, or shall cause the Surviving Entity to, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, (x) an officer, trustee or director or (y) an employee covered as of the date hereof (to the extent of the coverage extended as of the date hereof) of EUA or any Subsidiary of EUA (each an "Indemnified Party," and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorney's fees and expenses), claims, damages or liabilities or, subject to the first proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, trustee, officer or employee of EUA or any Subsidiary of EUA (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement, in each case, to the extent permitted by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) NEES shall, or shall cause the Surviving Entity to, pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to NEES or the Surviving Entity, as appropriate, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter upon receipt of an undertaking by or on behalf of such director, trustee or officer to repay such amounts as and to the extent required by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter, (ii) the Surviving Entity shall cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the EUA Trust Agreement or the indemnification agreements set forth in
Section 7.09 of the EUA Disclosure Letter and the certificate of incorporation or by-laws or similar governing documents of the Surviving Entity shall be made by independent counsel mutually acceptable to the Surviving Entity and the Indemnified Party; provided, however, that the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided further that no indemnification shall be made if such indemnification is prohibited by the EUA Trust Agreement or the indemnification agreements set forth in Section 7.09 of the EUA Disclosure Letter.

               (b) Insurance. For a period of six years after the Effective Time, NEES and the Surviving Entity at NEES's election, (i) shall cause to be maintained in effect an extended reporting period for current policies of directors' and officers' liability insurance for the benefit of such persons who are currently covered by such policies of EUA on terms no less favorable than the terms of such current insurance coverage or (ii) shall provide tail coverage for such persons which provides such persons with coverage for a period of six years for acts prior to the Effective Time on terms no less favorable than the terms of such current insurance coverage.

               (c) Successors. In the event the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person or entity, then and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Entity, as applicable, shall assume the obligations set forth in this
Section 7.09.

               (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors, trustees and officers of EUA and EUA's Subsidiaries with respect to their activities as such prior to the Effective Time, as provided in the EUA Trust Agreement or the respective certificates of incorporation and by-laws or similar governing documents in effect on the date hereof, or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

               (e) Benefit. The provisions of this Section 7.09 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

               (f) Amendment of the EUA Trust Agreement. NEES shall not, and shall ensure that the Surviving Entity shall not, amend the EUA Trust Agreement to in any way limit the indemnification provided to the Indemnified Parties under this Section 7.09.

          7.10 Expenses. Except as set forth in Section 9.03, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger and other transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the filing fees in connection with the filings required under the HSR Act and the 1935 Act shall be paid by NEES.

          7.11 Brokers or Finders. EUA represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's, finder's or investment banker's fee or any other commission or similar fee in connection with the Merger and other transactions contemplated by this Agreement except Salomon Smith Barney Inc., whose fees and expenses will be paid by EUA in accordance with EUA's agreement with such firm, and EUA shall indemnify and hold NEES harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by EUA or its affiliates.

          7.12 Anti-Takeover Statutes. If any "fair price", "moratorium", "business combination", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the Merger or other transactions contemplated hereby, EUA and the members of the Board of Trustees of EUA shall grant such approvals and take such actions consistent with their fiduciary duties and in accordance with applicable law as are reasonably necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and other transactions contemplated hereby.

          7.13 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system or any other Regulatory Authority, so long as this Agreement is in effect, NEES and EUA will not, and will not permit any of their respective Subsidiaries or Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the Merger and other transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. NEES and EUA will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to the Merger and other transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

          7.14 Restructuring of the Merger. It may be preferable to effectuate a business combination between NEES and EUA by means of an alternative structure to the Merger. Accordingly, if, prior to satisfaction of the conditions contained in Article VIII hereto, NEES proposes the adoption of an alternative structure that otherwise substantially preserves for NEES and EUA the economic benefits of the Merger and will not materially delay the consummation thereof, then the parties shall use their respective best efforts to effect a business combination among themselves by means of a mutually agreed upon structure other than the Merger that so preserves such benefits; provided, however, that prior to closing any such restructured transaction, all material third party and Governmental Authority declarations, filings, registrations, notices, authorizations, consents or approvals necessary for the effectuation of such alternative business combination shall have been obtained and all other conditions to the parties' obligations to consummate the Merger and other transactions contemplated hereby, as applied to such alternative business combination, shall have been satisfied or waived.

                                  ARTICLE VIII
                                   CONDITIONS

          8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and other transactions contemplated hereby is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

               (a) Shareholder Approval. EUA Shareholders' Approval shall have been obtained.

               (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under HSR shall have expired or been terminated.

               (c) Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or other transactions contemplated hereby.

               (d) Governmental and Regulatory and Other Consents and Approvals. The NEES Required Statutory Approvals and EUA Required Statutory Approvals shall have been obtained prior to the Effective Time, and shall have become Final Orders (as hereinafter defined). The Final Orders shall not, individually or in the aggregate, impose terms and conditions that (i) could reasonably be expected to have an EUA Material Adverse Effect; (ii) could reasonably be expected to have a NEES Material Adverse Effect; or (iii) materially impair the ability of the parties to complete the Merger. The parties shall have received Final Orders from the Massachusetts Department of Telecommunications and Energy and the Rhode Island Public Utilities Commission pertaining to the recovery of costs (including, without limitation, transaction premium and integration costs) associated with the Merger that are materially consistent with existing policy and previous orders of such agencies. "Final Order" for all purposes of this Agreement means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended with respect to which any waiting period prescribed by law before the Merger and other transactions contemplated hereby may be consummated has expired, and as to which all conditions to be satisfied before the consummation of such transactions prescribed by law, regulation or order have been satisfied.

          8.02 Conditions to Obligation of NEES and LLC to Effect the Merger. The obligation of NEES and LLC to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by NEES and LLC in the sole discretion):

               (a) Representations and Warranties. The representations and warranties made by EUA in this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "EUA Material Adverse Effect", shall be true and correct as so made as of the Closing Date as though so made on and as of the Closing Date, except to the extent expressly given as of a specified date, except where the failure of such representations and warranties to be true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, an EUA Material Adverse Effect, and EUA shall have delivered to NEES a certificate, dated the Closing Date and executed in the name and on behalf of EUA by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (b) Performance of Obligations. EUA shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by EUA at or prior to the Closing, and EUA shall have delivered to NEES a certificate, dated the Closing Date and executed in the name and on behalf of EUA by its Chairman of the Board, President or any Executive or Senior Vice President, to such effect.

               (c) Material Adverse Effect. No EUA Material Adverse Effect shall have occurred and there shall exist no facts or circumstances which in the aggregate could reasonably be expected to have an EUA Material Adverse Effect.

               (d) EUA Required Consents. All EUA Required Consents shall have been obtained by EUA, except where the failure to receive such EUA Required Consents could not reasonably be expected to (i) have an EUA Material Adverse Effect, or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

          8.03 Conditions to Obligation of EUA to Effect the Merger. The obligation of EUA to effect the Merger and other transactions contemplated hereby is further subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by EUA in its sole discretion):

               (a) Representations and Warranties. The representations and warranties made by NEES and LLC in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.07,
5.08 and 5.09 of this Agreement, in each case made as if none of such representations or warranties contained any qualification or limitation as to "materiality" or "NEES Material Adverse Effect," shall be true and correct as so made as of the Closing Date, except to the extent expressly given as of a specified date and except where the failure of such representations and warranties to be so true and correct as so made does not have and could not reasonably be expected to have, individually or in the aggregate, a NEES Material Adverse Effect or a material adverse effect on LLC, and NEES and LLC shall each have delivered to EUA a certificate, dated the Closing Date and executed in the name and on behalf of NEES by any director of NEES and in the name and on behalf of LLC by a member of its management committee its Chairman of the Board, President or any Executive or Senior Vice President to such effect.

               (b) NEES Required Consents. All NEES Required Consents shall have been obtained by NEES, except where the failure to receive such NEES Required Consents could not reasonably be expected to (i) have a NEES Material Adverse Effect or (ii) delay or prevent the consummation of the Merger and other transactions contemplated hereby.

               (c) Performance of Obligations. NEES and LLC shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by NEES or LLC at or prior to the Closing, and NEES and LLC shall each have delivered to EUA a certificate, dated the Closing Date and executed in the name and on behalf of NEES by its Chairman of the Board, President or any Executive or Senior Vice President, or on behalf of LLC by a member of its management committee to such effect.


                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

          9.01 Termination. This Agreement may be terminated, and the Merger and other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after EUA Shareholders' Approval (except as otherwise provided in Section 9.01(c) below):

               (a) By mutual written agreement of the Board of Directors of NEES and Board of Trustees of EUA, respectively;

               (b) By EUA or NEES, by written notice to the other, if the Closing Date shall not have occurred on or before December 31, 1999 (the "Initial Termination Date"); provided, however, that the right to terminate the Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; and provided, further, that if on the Initial Termination Date the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date shall be extended for four (4) months beyond the Initial Termination Date (the "Extended Termination Date");

               (c) By NEES, by written notice to EUA, if EUA Shareholders' Approval shall not have been obtained at a duly held meeting of such Shareholders, including any adjournments thereof;

               (d) By EUA or NEES, if any applicable state or federal law or applicable law of a foreign jurisdiction or any order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the Merger or other transactions contemplated hereby, or if any court of competent jurisdiction or any Governmental Authority shall have issued a nonappealable final order, judgment or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated hereby (provided that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party that has not defended such lawsuit or other legal proceeding (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed)).

               (e) By EUA upon ten (10) days' prior notice to NEES if the Board of Trustees of EUA determines in good faith, that termination of this Agreement is necessary for the Board of Trustees of EUA to act in a manner consistent with its fiduciary duties to Shareholders under applicable law by reason of an unsolicited Alternative Proposal meeting the requirements of clauses (A) and (B) of Section 7.08 having been made; provided that

                         (A) The Board of Trustees of EUA shall determine based on advice of outside counsel with respect to the Board of Trustees' fiduciary duties that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of its applicable fiduciary duties, and notwithstanding all concessions which may be offered by NEES in negotiation entered into pursuant to clause
               (B) below, it is necessary pursuant to such fiduciary duties that the trustees reconsider such commitment as a result of such Alternative Proposal, and

                         (B) prior to any such termination, EUA shall, and shall cause its respective financial and legal advisors to, negotiate with NEES to make such adjustments in the terms and conditions of this Agreement as would enable EUA to proceed with the Merger or other transactions contemplated hereby on such adjusted terms;

and provided further that EUA's ability to terminate this Agreement pursuant to this Section 9.01(e) is conditioned upon the concurrent payment by EUA to NEES of any amounts owed by it pursuant to Section 9.03(a);

               (f) By EUA, by written notice to NEES, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of NEES hereunder (other than a breach described in clause (ii)), and such breach shall not have been remedied within twenty (20) days after receipt by NEES of notice in writing from EUA, specifying the nature of such breach and requesting that it be remedied; or (ii) NEES shall fail to deliver or cause to be delivered the amount of cash to the Paying Agent required pursuant to Section 2.02(a) at a time when all conditions to NEES's obligation to close have been satisfied or otherwise waived in writing by NEES.

               (g) By NEES, by written notice to EUA, if (i) there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of EUA hereunder, and such breach shall not have been remedied within twenty (20) days after receipt by EUA of notice in writing from NEES, specifying the nature of such breach and requesting that it be remedied; or (ii) the Board of Trustees of EUA (A) shall withdraw or modify in any manner adverse to NEES its approval of the Merger and other transactions contemplated hereby or its recommendation to its shareholders regarding the approval of this Agreement, the Merger and other transactions contemplated hereby, (B) shall approve or recommend or take no position with respect to an Alternative Proposal or (C) shall resolve to take any of the actions specified in clause (A) or (B).

          9.02 Effect of Termination. If this Agreement is validly terminated by either EUA or NEES pursuant to Section 9.01, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of either EUA or NEES (or any of their respective Representatives or affiliates), except that the provisions of this Section 9.02, Sections 7.10,
7.11 and 7.13, Section 9.03 and Sections 10.09 and 10.10 shall continue to apply following any such termination.

          9.03 Termination Fees. (a) In the event that (i) this Agreement is terminated by EUA pursuant to Section 9.01(e) or (ii) any person or group shall have made an Alternative Proposal that has not been withdrawn and this Agreement is terminated by (A) NEES pursuant to Section 9.01(c) or Section 9.01(g) or (B) by EUA pursuant to Section 9.01(b) and, in the case of this clause (ii) only, a definitive agreement with respect to such Alternative Proposal is executed within two years after such termination, then EUA shall pay to NEES, by wire transfer of same day funds, either on the date contemplated in Section 9.01(e) if applicable, or otherwise, within five (5) business days after such termination, a termination fee of $20 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by NEES arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate.

               (b) In the event that this Agreement is terminated by either NEES or EUA pursuant to Section 9.01(b) and at the time of such termination (i) the conditions to the Closing set forth in Section 8.01(d) shall not have been fulfilled, (ii) if the date of termination is any date other than a date which is on or after the Extended Termination Date, all conditions contained in
Article VIII other than Sections 8.01(d) or 8.03(c) shall have been fulfilled or are capable of being fulfilled as of such date, and (iii) the merger contemplated by the National Grid Merger Agreement has not yet been consummated, then NEES shall pay to EUA, by wire transfer of same day funds, within five (5) business days after such termination, a termination fee of $10 million, plus an amount equal to all documented out-of-pocket expenses and fees incurred by EUA arising out of, or in connection with or related to, the Merger and other transactions contemplated hereby, not in excess of $5 million in the aggregate.

               (c) Nature of Fees. The parties agree that the agreements contained in this Section 9.03 are an integral part of the Merger and the other transactions contemplated hereby and constitute liquidated damages and not a penalty. The parties further agree that if any party is or becomes obligated to pay a termination fee pursuant to Sections 9.03(a) or (b), the right to receive such termination fee shall be the sole remedy of the other party with respect to the facts and circumstances giving rise to such payment obligation. If this Agreement is terminated by a party as a result of a willful breach of a representation, warranty, covenant or agreement by the other party, including a termination pursuant to Section 9.01(f)(ii), the non-breaching party may pursue any remedies available to it at law or in equity and shall be entitled to recover any additional amounts thereunder. Notwithstanding anything to the contrary contained in this Section 9.03, if one party fails to promptly pay to the other any fee or expense due under this Section 9.03, in addition to any amounts paid or payable pursuant to such Section, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

          9.04 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the Board of Directors of NEES or the Board of Trustees of EUA at any time prior to the Effective Time, whether prior to or after EUA Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed and delivered by or on behalf of each party hereto.

          9.05 Waiver. At any time prior to the Effective Time, NEES or EUA, by action taken by or on behalf of its Board of Directors or Board of Trustees, respectively, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                                    ARTICLE X
                               GENERAL PROVISIONS

          10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 7.05, 7.06, 7.08, 7.09 and 7.10, this Article X which shall survive the Effective Time.

          10.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or sent by overnight courier (providing proof of delivery) to the parties at the following addresses or facsimile numbers:

               If to NEES or LLC, to:

               New England Electric System
               25 Research Drive
               Westborough, MA  01582
               Attn:  Richard P. Sergel
                      President and Chief Executive Officer
               Telephone: (508) 389-2764
               Facsimile: (508) 366-5498

               with a copy to:

               Skadden, Arps, Slate, Meagher & Flom LLP
               919 Third Avenue
               New York, NY 10022
               Attn:  Sheldon S. Adler, Esq.
               Telephone:  (212) 735-3000
               Facsimile:  (212) 735-2000

               If to EUA, to:

               Eastern Utilities Associates
               One Liberty Square
               Boston, MA  02109
               Attn:    Donald G. Pardus
                        Chairman and Chief Executive Officer
               Telephone:  (617) 357-9590
               Facsimile:  (617) 357-7320

               with a copy to:

               Winthrop, Stimson, Putnam & Roberts
               1 Battery Park Plaza
               New York, NY 10004
               Attn:  David P. Falck
               Telephone:  (212) 858-1000
               Facsimile:  (212) 858-1500

          All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given when sent, provided that the facsimile is promptly confirmed by telephone confirmation thereof, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given one business day after delivery (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

          10.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes all prior discussions and agreements, both written and oral, among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

               (b) The EUA Disclosure Letter, the NEES Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          10.04 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Article II and Sections 7.04, 7.05(d)(ii) and 7.09 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

          10.05 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that LLC may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly owned Subsidiary of NEES, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and provided further that such assignment (i) does not require a greater vote for EUA's Shareholder Approval,
(ii) does not require a subsequent vote following EUA's Shareholders Meeting, or
(iii) is not reasonably likely to materially delay or prevent EUA, LLC and NEES, as appropriate, from obtaining EUA Required Statutory Approvals, EUA Required Consents, EUA Shareholders' Approval, the NEES Required Shareholders' Approvals, or the NEES Required Consents. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

          10.06 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

          10.07 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

          10.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

          10.09 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.10  Certain Definitions.  As used in this Agreement:

               (a) except as provided in Section 4.14, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

               (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

               (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the Massachusetts are authorized or obligated to close;

               (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, with respect to any party hereto, the actual knowledge after due inquiry of the executive officers of NEES and its Subsidiaries or EUA and its Subsidiaries, respectively, set forth in Section 10.11(d) of the NEES Disclosure Letter or Section 10.11(d) of the EUA Disclosure Letter; provided

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
that as used in Section 4.13 the term "knowledge" shall also include the knowledge of the environmental, health and safety personnel of EUA;

               (e) the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

               (f) the "Representatives" of any entity shall have the same meaning as set forth in the Confidentiality Agreement;

               (g) the term "Subsidiary" means any corporation or other entity, whether incorporated or unincorporated, in which such party directly or indirectly owns at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, or such corporation or entity.

          10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

          10.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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
          IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                        NEW ENGLAND ELECTRIC SYSTEM


                                        By:  /s/ Richard P. Sergel
                                             -----------------------------------
                                             Name:  Richard P. Sergel
                                             Title: President and CEO


The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.


                                        EASTERN UTILITIES ASSOCIATES


                                        By:  /s/ Donald G. Pardus
                                             -----------------------------------
                                             Name:  Donald G. Pardus
                                             Title: Chairman

The name "Eastern Utilities Associates" is the designation of the Trustees of EUA for the time being in their collective capacity but not personally, under a Declaration of Trust dated April 2, 1928, as amended, a copy of which amended Declaration of Trust has been filed in the office of the Secretary of The Commonwealth of Massachusetts and elsewhere as required by law; and all persons dealing with EUA must look solely to the trust property for the enforcement of any claim against EUA, as neither the Trustees nor the officers or shareholders of EUA assume any personal liability for obligations entered into on behalf of EUA.

                                        RESEARCH DRIVE LLC


                                        By:  /s/ John G. Cochrane
                                             -----------------------------------
                                             Name:   John G. Cochrane
                                             Title:  Manager

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